Exhibit 99.1

Fate Therapeutics Reports Third Quarter 2013 Financial Results

Cleared Key Milestones for Resumption of ProHema Phase 2 Clinical Trial

Selected Wnt7a Protein Analogs for Advancement into IND-Enabling Activities

Extended Breadth of Patent Protection for HSC Modulation Platform

San Diego, CA — November 13, 2013 — Fate Therapeutics, Inc. (NASDAQ: FATE), a biopharmaceutical company engaged in the discovery and development of adult stem cell modulators to treat orphan diseases, today reported financial results for the quarter ended September 30, 2013 and provided a summary of recent business highlights.

“In 2013, we have made important progress toward realizing our long-term goal of bringing novel, transformative treatment options to the lives of patients with rare, life-threatening diseases,” commented Christian Weyer, M.D., M.A.S., President and Chief Executive Officer of Fate Therapeutics. “We successfully completed our initial public offering, optimized our lead clinical product candidate, ProHema, and are well-capitalized to take this program through Phase 2 development in hematologic malignancies, while also advancing our preclinical programs in muscular dystrophy and lysosomal storage disorders.”

Recent Business Highlights

•                  Raised $69.7 Million in 2013 Financings. Fate Therapeutics successfully completed its initial public offering (IPO) of common stock on October 4, 2013, raising gross proceeds of $46.0 million. The IPO followed the raising of $23.7 million in gross proceeds in the second and third quarters of 2013 through the issuance of convertible promissory notes, all of which were converted into common stock or repaid as a result of the IPO. After giving effect to IPO-related cash uses, Fate Therapeutics raised net proceeds of approximately $62.4 million from these financing activities during 2013, and has sufficient cash resources to provide operating runway until late 2015.

•                  Cleared Key Regulatory and Operational Milestones for Resumption of Phase 2 Clinical Trial. Following positive communications with the FDA in connection with its Investigational New Drug (IND) application amendment supporting the incorporation of a new media formulation (NRM) in the manufacturing of ProHema, the Company has initiated production of its NRM formulation and expects it to be available for clinical product manufacture in the first quarter of 2014. In addition, seven of eight clinical sites participating in the Phase 2 trial (the ProHema-03 trial) have approved an amendment to the clinical protocol outlining the incorporation of the NRM formulation. The Company expects to resume enrollment of the ProHema-03 trial in the first half of 2014, with the goal of generating full data on the primary and major secondary endpoints related to engraftment in mid-2015. Safety reviews are planned after the first six and 12 subjects, respectively, have been treated with ProHema, and the Company expects to provide an update on its ProHema program following the completion of these initial reviews.

•                  Selected Wnt7a Protein Analogs for Advancement into IND-Enabling Activities. In October 2013, Fate Therapeutics presented efficacy data from its Wnt7a-analog program at the 18th International Congress of the World Muscle Society, demonstrating preclinical support for the therapeutic potential of Wnt7a analogs in the MDX mouse model of muscular dystrophy. Based on its preclinical findings, the Company has selected two Wnt7a protein analogs for advancement into IND-enabling activities, including manufacturing cell-line development, in vivo studies to inform dosing regimen, and pharmacokinetic and toxicology assessments. The Company intends to advance one of the Wnt7a analogs into Phase 1 clinical studies planned for 2015.

•                  Published Encouraging Results from ProHema Phase 1b Trial in Leading Scientific Journal. In September 2013, scientists from Fate Therapeutics, in collaboration with academic investigators affiliated with Harvard Medical School, published in Blood the results from a Phase 1b trial (the ProHema-01 trial) designed to evaluate the safety and therapeutic potential of ProHema in adult patients with hematologic malignancy undergoing double umbilical cord blood transplant after reduced-intensity conditioning. Results from the ProHema-01 trial demonstrated initial safety with durable, multi-lineage engraftment of ProHema. Additionally, a statistically significant acceleration of neutrophil recovery (p=0.045) was observed in participants receiving ProHema (median=17.5 days; n=12) as compared to a same-site historical control group of patients undergoing standard of care double umbilical cord blood transplantation (median=21.0 days; n=53).

•                  Extended Breadth of Patent Protection for HSC Modulation Platform. In October 2013, the U.S. Patent and Trademark Office granted U.S. Patent No. 8,551,782 entitled “Methods for Promoting HSC Engraftment” and U.S. Patent No. 8,563,310 entitled “Methods for Promoting Hematopoietic Reconstitution”. These patents are directed to improving the therapeutic potential of hematopoietic stem cells (HSCs) through ex vivo pharmacologic modulation for use in patients undergoing autologous or allogeneic HSC transplantation. These patents have a statutory expiration date in 2027, and are part of an intellectual property portfolio exclusively licensed to Fate Therapeutics from Children’s Medical Center Corporation and The General Hospital Corporation, consisting of 14 issued patents, including 3 U.S. patents, and more than 21 patent applications.

Third Quarter 2013 Financial Results

•                  Cash Position: Cash and cash equivalents as of September 30, 2013 were $19.1 million.  Cash and cash equivalents as of September 30, 2013 did not include gross proceeds of $46.0 million from the Company’s IPO, which closed on October 4, 2013. After giving effect to the proceeds from the IPO and to IPO-related cash uses, including the conversion or repayment of all outstanding convertible notes, pro forma cash and cash equivalents as of September 30, 2013 were $59.1 million.

•                  Revenues: Total revenues for the third quarter of 2013 were $0.2 million, compared to $0.5 million for the third quarter of 2012.

•                  R&D Expenses: Research and development expenses for the third quarter of 2013 were $3.4 million, compared to $3.3 million for the third quarter of 2012. Research and development expenses for the third quarter of 2013 included a $0.6 million stock-based compensation charge.

•                  G&A Expenses: General and administrative expenses for the third quarter of 2013 were $2.0 million, compared to $0.9 million for the third quarter of 2012. General and administrative expenses for the third quarter of 2013 included a $0.4 million stock-based compensation charge.

•                  Other Expenses, Net: Other expenses, net for the third quarter of 2013 were $0.9 million, compared to $0.5 million for the third quarter of 2012. Other expenses for the third quarter of 2013 included a $0.7 million non-cash charge due to an increase in the Company’s exchangeable share liability relating to the exchangeable shares held by the former stockholders of Verio Therapeutics (Canada) Inc.

•                  Net Loss: Consolidated net loss for the third quarter of 2013 was $6.1 million, compared to $4.1 million for the third quarter of 2012.

•                  Common Shares Outstanding: Common shares outstanding as of September 30, 2013 were approximately 1.4 million. Common shares outstanding as of September 30, 2013 did not account for the closing of the Company’s IPO on October 4, 2013. Following the sale of approximately 7.7 million shares of common stock in the IPO, the automatic conversion of the Company’s convertible preferred stock into common stock, the automatic conversion of the Company’s convertible promissory notes into common stock and the issuance of common stock upon the retirement of the Company’s exchangeable share liability, all of which occurred in connection with the closing of the IPO, pro forma shares outstanding as of September 30, 2013 were approximately 20.4 million.

Today’s Conference Call and Webcast

Fate Therapeutics will host a conference call and live audio webcast today at 5:00 p.m. ET to discuss the quarter and provide a corporate update. To participate in the conference call, please dial 1-877-303-6235 (domestic) or 1-631-291-4837 (international) and refer to conference ID 96463209. The live webcast can be accessed under “Events & Presentations” in the Investors and Media section of the Company’s website at www.fatetherapeutics.com. The archived webcast will be available on the Company’s website beginning approximately two hours after the event.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company engaged in the discovery and development of pharmacologic modulators of adult stem cells to treat orphan diseases, including certain hematologic malignancies, lysosomal storage disorders and muscular dystrophies.  The Company utilizes established pharmacologic modalities, including small molecules and therapeutic proteins, and well-characterized biological mechanisms to enhance the therapeutic potential of adult stem cells. The Company has built two adult stem cell modulation platforms: a hematopoietic stem cell (HSC) modulation platform, which seeks to optimize the therapeutic potential of HSCs for treating patients with hematologic malignancies and rare genetic disorders that are undergoing hematopoietic stem cell transplantation, and a muscle satellite stem cell modulation platform, which seeks to activate the regenerative capacity of muscle for treating patients with degenerative muscle disorders. The Company is presently advancing its lead product candidate, ProHema, a pharmacologically-modulated HSC therapeutic derived from umbilical cord blood, in Phase 2 clinical development for hematologic malignancies.  Fate Therapeutics is also advancing its proprietary Wnt7a protein analogs in preclinical development for the treatment of muscular dystrophies.  Fate Therapeutics is headquartered in San Diego, CA.   For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the therapeutic potential of our programs for the modulation of adult stem cells to treat orphan diseases, including ProHema and our Wnt7a protein analogs, and our preclinical and clinical development plans, including our ability to resume enrollment of the ProHema-03 trial using our NRM formulation in the first half of 2014 and to generate full data on the primary and major secondary endpoints related to engraftment in mid-2015, the timing and results of the planned safety reviews for the ProHema-03 trial, our ability to initiate IND-enabling activities for our Wnt7a-analog program, our ability to advance a Wnt7a protein analog into Phase 1 clinical trials in 2015, and our projected cash runway.  These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, the risk of cessation or delay of any ongoing or planned preclinical or clinical development activities for a variety of reasons, including additional information that may be requested or additional obligations that may be imposed by the FDA as a condition to our resumption or continuation of the ProHema-03 trial, any inability to obtain an adequate clinical supply of ProHema incorporating our NRM formulation, any delays in enrollment of our ProHema-03 trial, any negative results following resumption of the ProHema-03 trial and any inability to complete the cell-line development, in vivo studies, and pharmacokinetic and toxicology assessments necessary to support further IND-enabling activities and advance our Wnt7a analog program into clinical development. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the final prospectus related to our initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this release is as of the date of presentation, and Fate Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Revenues:
Collaboration revenue	$209	$208	$626	$1,075
Grant revenue	—	320	345	952
Total revenue	209	528	971	2,027
Operating expenses:
Research and development	3,378	3,315	8,976	8,596
General and administrative	1,979	863	4,768	2,944
Total operating expenses	5,357	4,178	13,744	11,540
Loss from operations	(5,148)	(3,650)	(12,773)	(9,513)
Other income (expense), net	(925)	(463)	(2,382)	(571)
Net loss and comprehensive loss	$(6,073)	$(4,113)	$(15,155)	$(10,084)

Net loss per common share, basic and diluted	$(4.81)	$(3.51)	$(12.24)	$(9.52)
Weighted-average shares used to compute basic and diluted net loss per share	1,262,546	1,171,012	1,238,567	1,059,113

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,082	$9,087
Prepaid expenses and other current assets	304	706
Total current assets	19,386	9,793
Long-term assets	3,654	1,283
Total assets	$23,040	$11,076

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,725	$2,268
Convertible notes, net of discount	3,481	—
Other current liabilities	2,285	2,582
Total current liabilities	9,491	4,850

Exchangeable share liability	2,885	551
Long-term convertible notes	20,000	—
Other long-term liabilities	540	1,974

Convertible preferred stock	56,526	56,526

Stockholders’ deficit	(66,402)	(52,825)

Total liabilities, convertible preferred stock and stockholders’ deficit	$23,040	$11,076

Contact:
Paul Cox, Stern Investor Relations, Inc.
212.362.1200, paul@sternir.com